ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Proved Reserves Increase 41%

SAN ANTONIO (February 11, 2009) - Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that, on a consolidated basis, its proved reserves at December 31, 2008 increased 41% over year-end 2007.

Total proved reserves of 150.7 Bcfe at December 31, 2008 were 72% natural gas and 54% proved developed.  Abraxas operates over 80% of the consolidated proved reserves and the consolidated reserve life index exceeds 15 years.

Total capital expenditures for 2008 were approximately $175 million, of which $135 million was attributable to property acquisitions during 2008.  Overall, on a consolidated basis, 53.6 Bcfe of proved reserves were added which was offset by 9.6 Bcfe of production, for a finding and development cost of $3.27 per Mcfe and a 555% reserve replacement for 2008.  Excluding downward revisions of 20.3 Bcfe due to low commodity prices at year-end, finding and development costs equated to $2.38 per Mcfe.

Abraxas’ independent reservoir engineering firm, DeGolyer and MacNaughton, estimated approximately 92% of Abraxas’ consolidated proved reserves and the residual reserves were estimated internally.

Herein, we refer to Abraxas Petroleum Corporation and its subsidiaries as “Abraxas Petroleum” or “AXAS” and Abraxas Energy Partners, L.P. and its subsidiaries as “Abraxas Energy”, “AXLP”, or the “Partnership.”  Abraxas Petroleum owns a 47% interest in the Partnership.

The following table contains certain reserve facts by entity, and on a consolidated basis, at year-end 2008:

	AXLP	AXAS	Consolidated

Proved Reserves (Bcfe)	110.3	40.4	150.7
% Increase over year-end 2007	52%	19%	41%
Reserve Replacement	557%	543%	555%
Finding Cost (F&D) per Mcfe (1)	$ 2.28	$ 2.86	$ 2.38
Finding Cost (F&D) per Mcfe (2)	$ 3.07	$ 4.50	$ 3.27
Natural Gas %	76%	62%	72%
Proved Developed %	61%	35%	54%
Reserve Life Index	13.4x	28.3x	15.6x

(1)	Excluding price revisions
(2)	Including price revisions

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

The following table provides a reconciliation of proved reserves from December 31, 2007 to December 31, 2008 in Bcfe:

	AXLP	AXAS	Consolidated

Proved Reserves at 12/31/07	72.7	34.1	106.8

Extensions / Discoveries	2.1	6.5	8.6
Acquisitions / Divestitures	57.0	4.0	61.0
Commodity Price Revisions	(15.8)	(4.5)	(20.3)
Performance Revisions	2.5	1.7	4.2
Production	(8.2)	(1.4)	(9.6)

Proved Reserves at 12/31/08	110.3	40.4	150.7

Present Value, Discounted 10% - Future Net Cash Flow (“PV10”) ($MM) based on current SEC regulations	$ 118.6	$ 33.4	$ 152.0

Proved Reserves at 12/31/08 based on the new SEC regulations	126.1	44.9	171.0
Present Value, Discounted 10% - Future Net Cash Flow (“PV10”) ($MM) based on the new SEC regulations	$ 347.5	$119.1	$ 466.6

In December 2008, the Securities and Exchange Commission (“SEC”) issued new regulations for oil and gas reserve reporting which go into effect for the calendar year 2009.  One of the key elements of the new regulations relate to the commodity prices which are used to calculate reserves and PV10.  The new regulations require using an average price based upon the prior 12-month period rather than the current regulations which utilize commodity prices on the last day of the year.  If the new regulations had been in effect at year-end 2008, proved reserves on a consolidated basis would have been approximately 171.0 Bcfe with a PV10 of $466.6 million, based on the average prices during 2008 of $8.95 per Mcf of gas and $101.54 per barrel of oil.  The year-end prices used to calculate the reported PV10 of $152.0 million were $5.62 per Mcf of gas and $44.60 per barrel of oil due to the severely depressed commodity prices at year-end 2008.  The PV10 calculations do not include the derivative contracts that the Partnership has in place through 2011 at an average price of $8.27 per Mcf of gas and $84.23 per barrel of oil, and which cover approximately 85% of the Partnership’s estimated proved developed producing reserves.  Based on the reported PV10 at December 31, 2008, Abraxas expects to record a non-cash ceiling test write-down to its full-cost pool of approximately $116 million, on a consolidated basis, in the fourth quarter of 2008.

“The 41% increase in proved reserves is attributable to the quality of our asset base and the ability of our technical team to replace and add reserves through the drill-bit and with accretive acquisitions.  Given the opportunity, the upstream oil and gas industry would have assisted in the early adoption of the new reserve reporting regulations; however, the SEC needed time to coordinate with the auditing firms to develop the requisite reporting framework before allowing implementation.  This delay, coupled with the dramatic decline in commodity prices during 2008 (70% decline in oil prices from July-08 to December 31, 2008) resulted in our ceiling test write-down which can never be recovered except through lower depreciation charges over the life of our reserves.  It is unfortunate that while our government is handing out hundreds of billions of dollars to bail out other industries, that a bit more attention was not given to accelerate the new regulations – as a result, the E&P industry will face massive ceiling test write-downs and other impairments this year-end and billions of dollars of shareholder book value will be forever lost,” commented Bob Watson, Abraxas’ President and CEO.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations principally in Texas, the Mid-Continent and the Rocky Mountains.  Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by the Partnership.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Development
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com